Exhibit 99.1

Tri-S Security Announces Results

For the Third Quarter Ended September 30, 2008

Revenue up 71% to $40.7 million.

EBITDA, as adjusted, is a positive $443,000.

ATLANTA – Friday, November 14, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the third quarter ended September 30, 2008. Tri-S Security provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

Third Quarter Ended September 30, 2008

•	Revenues for the third quarter of 2008 increased 71% to $40.7 million compared to the third quarter of 2007.

•

Gross profit for the third quarter of 2008 increased 133% to $3.5 million compared to the third quarter of 2007. In addition, there were no material start-up costs on government contracts this quarter.

•

Gross margins for the third quarter of 2008 were 8.7% compared to 6.4% for the third quarter of 2007. The difference between 2008 and 2007 is primarily attributable to the improvement in contract profitability at both Paragon and Cornwall.

•

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, the Company evaluates goodwill, intangible assets and other long-lived assets for impairment. Based on this assessment and as a result of the non-renewal of three contracts which represented approximately 34% of Cornwall’s revenue, the Company concluded that approximately $4.0 million of goodwill was impaired at September 30, 2008.

•	Net loss per basic and diluted share for the third quarter of 2008 was $(1.38) compared to net income per basic and diluted share of $0.04 for the third quarter of 2007.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

•	EBITDA, as adjusted (see “EBITDA, as adjusted” definition below), for the third quarter of 2008 improved to a positive $443,000 from a negative $565,000 for the third quarter of 2007.

Recent Highlights

•

On November 13, 2008, the Company completed its offer to exchange its outstanding 10% Convertible Promissory Notes due 2008 (the “Existing Notes”) for its 14% Convertible Promissory Notes due 2010 (the “New Notes”) and warrants to purchase shares of the Company’s common stock (the “Exchange Offer”). In the Exchange Offer, approximately $6.6 million (or 86%) of the aggregate principal amount of the Existing Notes was tendered in exchange for New Notes and warrants.

•

Contract pipeline totals approximately $492 million, including approximately $225 million of contracts under bid and approximately $267 million of contracts for which bids have been solicited and are being prepared.

“Our third quarter results continue to show the positive trends that we noted in the first two quarters of 2008, particularly in terms of both revenue growth and positive EBITDA, as adjusted,” said Ronald Farrell, Chairman and CEO, Tri-S Security Corp. “Our contract pipeline continues to be strong. The loss of the three contracts at Cornwall is disappointing but not totally unexpected since we had been working under emergency orders since 2005. We continue to believe that we will meet our forecasted revenue guidance of $140 million for 2008.”

“We remain excited with our operating performance this quarter and we are optimistic about our full year 2008 results based upon our numbers for the first nine months of 2008,” Mr. Farrell concluded.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Financial Discussion for Third Quarter Ended September 30, 2008

During the third quarter of 2008, revenue grew 71% to $40.7 million from $23.8 million in the third quarter of 2007. This increase was primarily the result of internal growth at Paragon. Paragon now represents 75% of revenue for the third quarter of 2008 compared to 59% for the third quarter of 2007.

Gross profit for the third quarter of 2008 was $3.5 million compared to $1.5 million for the third quarter of 2007, an increase of 133%. There were no material start-up costs on government contracts effecting gross margins during the third quarter of 2008.

Gross margins for the third quarter of 2008 were 8.7% compared to 6.4% for the third quarter of 2007, an increase of 36%. This is due to improved profitability at both Paragon and Cornwall.

General and administrative costs for the third quarter of 2008 totaled $3.8 million compared to $2.9 million for the third quarter of 2007. General and administrative costs represented 9% of revenue for the third quarter of 2008 down from 12% of revenue for the third quarter of 2007.

In connection with the preparation and review of the Company’s financial statements for the quarter ended September 30, 2008, the Company has concluded, in accordance with generally accepted accounting principles in the United States, that a significant non-cash impairment charge is required to be recorded to reduce the carrying value of the goodwill associated with Cornwall. As a result of the non-renewal of certain of Cornwall’s contracts, the Company conducted an impairment evaluation that indicated that the estimated fair value of Cornwall’s goodwill is less than its carrying value. The Company has concluded the pre-tax impairment charge to be approximately $4.0 million. Prior to the adjustment relating to the charge, the carrying value of Cornwall’s goodwill was approximately $8.3 million. While the goodwill impairment charge will reduce the Company’s reported results under accounting principles generally accepted in the United States, it will be non-cash in nature and will not affect the Company’s liquidity, cash flow from operating activities or future operations.

The operating loss for the third quarter of 2008 was $4.5 million compared to an operating loss of $1.6 million for the third quarter of 2007. After adjusting for goodwill impairment, the operating loss for the third quarter of 2008 was $0.5 million compared to an operating loss of $1.6 million for the third quarter of 2007.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

EBITDA, as adjusted, was a positive $443,000 for the third quarter of 2008 compared to a negative $565,000 for the third quarter of 2007.

Interest expense, net, increased to $1.35 million in the third quarter of 2008 compared to $1.0 million in the third quarter of 2007. This increase is primarily attributable to a higher borrowing base due to increased revenue from new contracts and over advance interest on the Company’s borrowing facility.

As a result, the loss before income tax was $5.8 million in the third quarter of 2008 compared to $0.7 million in the comparable period last year. Included in the third quarter of 2007 was a one time gain of $1.9 million as a result of the settlement with the former shareholders of Paragon. After adjusting for goodwill impairment and one-time gains, the loss before income tax for the third quarter of 2008 was $1.8 million compared to an operating loss of $2.6 million for the third quarter of 2007.

A tax benefit of $24,000 was recorded for the third quarter of 2008 compared to a tax benefit of $850,000 for the third quarter of 2007 due to management’s decision to record a valuation allowance of $590,000 against deferred tax assets in the third quarter of 2008. Net loss for the third quarter of 2008 was $5.8 million compared to a net profit of $153,000 in the third quarter of 2007.

Financial Discussion for the Nine Months Ended September 30, 2008

During the nine months ended September 30, 2008, revenue grew 61% to $105.5 million from $65.4 million in the nine months ended September 30, 2007. This increase was principally the result of internal growth at Paragon. Paragon now represents 71% of revenue for the nine months ended September 30, 2008 compared to 54% for the nine months ended September 30, 2007.

The gross profit for the nine months ended September 30, 2008 was $9.0 million compared to $4.6 million for the nine months ended September 30, 2007, an increase of 94%. Included in this figure are start-up costs totaling $0.5 million for both the nine months ended September 30, 2008 and 2007.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Gross margins for the nine months ended September 30, 2008, were 8.5% compared to 7.1% a year ago, the majority of which is attributable to the improvement in contract profitability at both Paragon and Cornwall.

General and administrative costs for the nine months ended September 30, 2008 increased by $1.5 million to $9.9 million, primarily due to an increase in stock-based compensation and lender’s fees on increased revenue. General and administrative costs represented 9% of revenue for the nine months ended September 30, 2008, down from 13% of revenue for the nine months ended September 30, 2007.

As stated above, the Company has concluded, in accordance with generally accepted accounting principles in the United States, that a significant non-cash impairment charge is required to be recorded to reduce the carrying value of the goodwill associated with Cornwall. The Company has concluded the pre-tax impairment charge to be approximately $4.0 million.

The operating loss for the nine months ended September 30, 2008 was $5.5 million, compared to an operating loss of $4.4 million for the nine months ended September 30, 2007. Included in this figure are start-up costs totaling $0.5 million in both the nine months ended September 30, 2008 and 2007. After adjusting for goodwill impairment, the operating loss for the nine months ended September 30, 2008 was $1.4 million compared to an operating loss of $4.4 million for the nine months ended September 30, 2007.

EBITDA, as adjusted, was a positive $1.9 million for the nine months ended September 30, 2008 compared to a negative $1.5 million for the nine months ended September 30, 2007.

Interest expense, net, increased to $3.7 million for the nine months ended September 30, 2008 compared to $1.9 million for the nine months ended September 30, 2007. This increase is primarily attributable to a higher borrowing base due to increased revenue from new contracts and over advance interest on the Company’s borrowing facility.

As a result, the loss before income tax was $9.1 million for the nine months ended September 30, 2008 and $4.1 million for the nine months ended September 30, 2007.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Included in the nine months ended September 30, 2007 was a one time gain of $2.5 million as a result of the settlements with the former shareholders of Paragon and Cornwall. After adjusting for goodwill impairment and one-time gains, the loss before income tax for the nine months ended September 30, 2008 was $5.1 million compared to an operating loss of $6.5 million for the nine months ended September 30, 2007.

A tax benefit of $32,000 was recorded for the nine months ended September 30, 2008 compared to a tax benefit of $1.9 million for the nine months ended September 30, 2007 due to management’s decision to record a valuation allowance of $1.6 million against deferred tax assets in the first nine months of 2008. Net loss for the nine months ended September 30, 2008 was $9.1 million compared to a net loss of $2.1 million for the nine months ended September 30, 2007.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; non-cash stock-based compensation; start–up costs on new contracts; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the three and nine-month periods ended September 30, 2008 and 2007, is attached to this press release.

Tri-S Security will host a conference call at 10:00 a.m. EDT on Friday, November 14, 2008 to discuss its third quarter results and respond to appropriate questions. Anyone interested in participating should call 877-681-3378 approximately five to ten minutes prior to 10:00 a.m. EDT. Participants should ask for the Tri-S Security Third Quarter 2008 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Friday, November 28, 2008 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services for government and private entities. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contact:

Tri-S Security Corporation

Ronald Farrell, Chairman and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel

Booke and Company, Inc.

1-212 -490-9095

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended Sept. 30, 2008	Three Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Revenues	$40,697	$23,805	$105,508	$65,436

Cost of revenues:
Direct labor	26,266	15,368	67,026	41,675
Indirect labor and other contract support costs	10,496	6,517	28,269	17,902
Amortization of customer contracts	405	403	1,214	1,213

	37,167	22,288	96,509	60,790

Gross profit	3,530	1,517	8,999	4,646
	8.7%	6.4%	8.5%	7.1%

Selling, general and administrative	3,823	2,867	9,911	8,389
Goodwill impairment loss	4,040	—	4,040	—
Amortization of intangible assets	170	220	516	676

	8,033	3,087	14,467	9,065

Operating income (loss)	(4,503)	(1,570)	(5,468)	(4,419)

Other income (expense):
Interest expense, net	(1,350)	(954)	(3,699)	(1,884)
Interest on series C redeemable preferred stock	—	(61)	—	(211)
Other income	43	1,888	48	2,451

	(1,307)	873	(3,651)	356

Loss before income taxes	(5,810)	(697)	(9,119)	(4,063)

Income tax benefit	(24)	(850)	(32)	(1,947)

Net loss	$(5,786)	$153	$(9,087)	$(2,116)

Basic and diluted net income (loss) per common share	$(1.38)	$0.04	$(2.16)	$(0.59)
Basic and diluted weighted average number of common shares	4,203	3,661	4,203	3,561

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Tri-S Security Corporation and Subsidiaries

Balance Sheets

(In thousands, except per share data)

	Unaudited Sept. 30, 2008	Audited December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$965	$465
Restricted cash	75	348
Trade accounts receivable, net	25,998	13,993
Prepaid expenses and other assets	1,353	353

Total current assets	28,391	15,159

Property and equipment, less accumulated depreciation	724	476
Goodwill	12,038	16,078
Intangibles
Customer contracts	1,433	2,647
Deferred loan costs	300	515
Other	681	769

Total assets	$43,567	$35,644

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,200	$1,983
Other accrued expenses	1,555	903
Accrued salary and benefits	6,804	3,940
Asset based lending facility	25,053	11,625
Accrued interest	451	—
Income taxes payable	123	586
10% convertible notes	7,650	7,473

Total current liabilities	42,836	26,510

Other liabilities:
Term loan	2,500	2,500
Accrued interest expense—long term	296	353
Series D preferred stock subject to mandatory redemption	1,500	1,500

	4,296	4,353

Total liabilities	47,132	30,863

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at September 30, 2008 and December 31, 2007.	4	4
Treasury stock	(105)	(105)
Additional paid-in capital	17,109	16,368
Retained deficit	(20,573)	(11,486)

Total stockholders’ equity	(3,565)	4,781

Total liabilities and stockholders’ equity	$43,567	$35,644

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Cash flow from operating activities:
Net income (loss)	$(9,087)	$(2,116)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on Paragon settlement	—	(1,888)
Gain on Cornwall settlement	—	(250)
Bad debt expense	485	300
Depreciation and amortization	2,058	2,157
Goodwill impairment loss	4,040	—
Deferred income tax benefits	—	(1,225)
Common shares, options and warrants in exchange for services and interest	673	164
Non-cash interest expense	177	573
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	(12,490)	721
Prepaid expenses and other assets	(1,000)	(290)
Trade accounts payable	(783)	651
Accrued liabilities	3,910	1,021
Income taxes payable	(463)	(737)

Net cash provided (used) by operating activities	(12,480)	(919)

Cash flow from investing activities:
Restricted cash	273	—
Purchase of property and equipment	(576)	(176)

Net cash provided (used) by investing activities	(303)	(176)

Cash flow from financing activities:
Payment on Paragon settlement		(1,250)
Proceeds from (payments on) asset based lending facility, net	13,428	(53)
Proceeds of (repayments on) of term loans	—	2,500
Deferred financing costs	(145)	(65)

Net cash provided (used) by financing activities	13,283	1,132

Net increase (decrease) in cash and cash equivalents	500	37
Cash and cash equivalents at beginning of period	465	66

Cash and cash equivalents at end of period	$965	$103

Supplemental disclosures of cash flow information:
Interest paid	$3,199	$1,310
Income taxes paid	$432	$15

Tri-S Security Announces Third Quarter 2008 Results

November 14, 2008

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

	Three Months Ended Sept. 30, 2008	Three Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Net Loss	$(5,786)	$153	$(9,087)	$(2,116)

Adjustments:
Income tax expense (benefit)	(24)	(850)	(32)	(1,947)
Interest expense, net	1,350	954	3,699	1,884
Interest on preferred stock subject to mandatory redemption		61	—	211
Gain on sale of assets	0	(1,888)	0	(1,888)
Other income	(43)	0	(48)	(563)
Amortization of intangible assets	170	212	516	676
Goodwill impairment loss	4,040	0	4,040	—
Amortization of customer contracts	405	404	1,214	1,213
Depreciation	121	104	328	268
Non-cash stock based compensation	210	16	673	164
Start Up Costs	0	269	549	559

EBITDA, as adjusted	$443	$(565)	$1,852	$(1,539)